QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 3, 2006

Registration No. 333-126934

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
(Amendment No. 5 to Form SB-2 on Form S-1)

BPZ Energy, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	33-0502730 (I.R.S. Employer Identification No.)
580 Westlake Park Blvd., Suite 525 Houston, Texas 77079 (281) 556-6200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Manuel Pablo Zúñiga-Pflücker
President and CEO
580 Westlake Park Blvd., Suite 525
Houston, Texas 77079
(281) 556-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark W. Coffin Adams and Reese, LLP 4400 One Houston Center 1221 McKinney Street Houston, Texas 77010 (713) 652-5151

Approximate date of commencement of proposed offering to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value per share	11,466,000	$5.07(1)	$58,132,620	$6,842.24(2)

Common Stock, no par value per share	7,007,899	$5.25(3)	$36,791,469	$3,937 (2)

Common Stock, no par value per share	102,044	$4.00(4)	$ 408,176	$43.68 (2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the OTC Bulletin Board on July 22, 2005.

(2)
Fee previously paid.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(i) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the Pink Sheets on September 21, 2006.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(i) under the Security Act of 1933 as amended and based on the average of the high and low sales prices of our common stock reported on the OTC Bulletin Board on October 13, 2006.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The purpose of this Amendment No. 5 to the Registration Statement is solely to file Exhibit 5.1 to the Registration Statement, as set forth below under "Exhibits" in Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne entirely by us and not the selling stockholders. Such expenses are estimated to be as follows:

Item	Amount
SEC Registration Fee	$10,823
Transfer Agent Fee	—
Legal Fees	25,000
Printing and Engraving Fee	5,000
Accounting Fees	5,000

Total	$45,823

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Under the provisions of Article 109 of Colorado Business Corporation Act and our Articles of Incorporation, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Article 7-109-102 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

        Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. Additionally, our Articles of Incorporation and Bylaws grant us the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification. We have purchased directors' and officers' liability insurance policies for our directors and officers.

RECENT SALES OF UNREGISTERED SECURITIES

        On January 30, 2004, the Company closed a private placement of 564,500 units at $1 per unit, for total gross proceeds of $564,500. Each unit consisted of one common share, one "A" Warrant and one "B" Warrant. The "A" Warrant is exercisable at $2.00 per share and the "B" Warrant is exercisable at $4.00 per share.

        In July 2004, in connection with a Director's Agreement, the Company issued options to acquire up to 1,000,000 shares of the Company's common stock at an exercise price of $1.30 per share to the former Chief Executive Officer of Navidec, Inc., who was at the time a director of the Company. See "Market for Common Stock and Related Stockholder Matters—Stock Options Issued Pursuant to Director's Agreement" for further details about this stock option issuance.

        On September 10, 2004, in connection with the Merger of Navidec and BPZ-Texas, the Company issued 9,000,000 shares of common stock in a stock for stock exchange to the shareholders of BPZ-Texas. This transaction is more fully described in "Business and Properties—Navidec Merger Transaction" included herein. Also in connection with the Merger, the Company issued 662,149 shares of common stock to Navidec Financial Services, Inc. ("NFS"), an affiliate of the Company.

        Pursuant to a Business Consulting Agreement entered into in connection with the Merger, the Company issued to NFS, an affiliate of the Company, fully vested warrants to purchase 1,500,000 shares of common stock at an exercise price of $2.00 per share. Such warrants expire on July 31, 2006. See "Market for Common Stock and Related Stockholder Matters—Warrants Issued Pursuant to Business Consulting Agreement" for further details about this transaction.

        On September 29, 2004, the Company issued 500,000 shares of common stock to an individual in exchange for the retirement of $1,020,529 of debt.

        As of September 30, 2004, the Company closed a private placement of common stock for cash that began on July 27, 2004. The offering raised a total of $6,000,000 in gross proceeds through the sale of 3,000,000 common shares at a price of $2.00 per share to a total of 78 accredited investors. The proceeds of the offering were approximately $5,507,000 after deducting placement agent fees of $360,000 and other offering expenses of $133,000.

        On July 1, 2005 the Company issued 9,000,000 shares of common stock to the former shareholders of BPZ-Texas in connection with earn-out provisions in the Merger Agreement. This transaction is more fully described in "Business and Properties—Navidec Merger Transaction" included herein.

        On July 1, 2005, the Company issued 250,000 shares of common stock to acquire a 4% net working interest in the Santa Elena Property in Ecuador from an individual who had received the interest in connection with financing provided to the Company for the original acquisition of the property in June 2004.

        On July 19, 2005, the Company completed a private placement of 11,466,000 shares of common stock, no par value, pursuant to a Stock Purchase Agreement dated July 19, 2005. The common stock was priced at $3.00 per share, which resulted in gross proceeds to the Company of approximately $34.4 million. Net proceeds from the private placement were $31.9 million. For its services as placement agent in connection with the transaction, Morgan Keegan & Company, Inc. received 7% of the gross proceeds from the offering and warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $3.00 per share. Such warrants expire on July 19, 2010.

        On September 30, 2005, the Company issued 15,000 shares of common stock to an individual for financial management and consulting services performed.

        On December 31, 2005, the Company issued 10,000 shares of common stock to an individual for legal consulting services performed.

        On March 10, 2006 the Company completed a private placement of 1,670,000 shares of common stock, no par value, to four institutional and accredited investors pursuant to a Stock Purchase Agreement. The common stock was priced at $3.00 per share resulting in proceeds to the Company of $5,010,000.

        On May 21, 2006, the Company issued 10,000 shares, pursuant to a service agreement, to a consultant for legal and business advisory services rendered in Peru.

        On June 30, 2006 the Company completed a private placement of common stock for proceeds of $12,325,500. The proceeds were received in July 2006. The company sold 4,482,000 shares to eight institutional and accredited investors at a price of $2.75 per share. There were no warrants or dilutive securities issued to the investors in connection with the offering. The offering was placed directly by the

Company, and there were no placement fees. However, the Company issued warrants to purchase 150,000 shares of the Company's common stock to Morgan Keegan & Company, Inc. in consideration for their financial advisory services.

        In connection with the July 19, 2005 private placement, the Company was obligated to prepare and file with the SEC a registration statement and to use its best efforts to cause the registration statement to be declared effective by the SEC no later than ninety days from July 19, 2005. The registration statement was not declared effective by the required date, and the Company became liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $343,980, for each thirty day period until the registration statement is declared effective by the SEC. Certain of the private placement investors, totaling 79% of the aggregate investment, have agreed to accept common stock in lieu of cash for a maximum period of 90 days. As such, 867,609 shares of common stock have been issued, as of October 30, 2006, to those certain investors for liquidated damages for the period of December 16, 2005 through October 13, 2006.

        In connection with the March 10, 2006 private placement, the Company was obligated to prepare and file with the SEC a registration statement within sixty days, and to use its best efforts to cause the registration statement to be declared effective by the SEC no later than ninety days, from March 8, 2006. The registration statement was not filed or declared effective by the required dates and the Company became liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $50,100, for each thirty day period until the registration statement is declared effective by the SEC. These liquidated damages are payable, at the sole discretion of the Company, by cash or by the issuance of Company common stock. As such, 90,334 shares of common stock were issued, as of October 30, 2006, to those investors for liquidated damages for the period of June 7, 2006 through October 5, 2006.

        The shares of common stock issued during the period were exempted from registration in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. Shares in the private placement were only offered to select accredited investors (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).

EXHIBITS

No.	Description	Incorporated by Reference to a Previous SEC Filing by the Company (or Filed Herewith)
3.1	Third Amended and Restated Articles of Incorporation of BPZ Energy, Inc.	Exhibit 3.1 to Form SB-2/A filed on July 7, 2005 (SEC File No. 333-122816)
3.2	Amended and Restated Bylaws	Exhibit 3.2 to Form SB-2 filed on October 18, 1996 (SEC File Number 333-14497)
4.1	Form of Certificate of Common Stock of BPZ Energy, Inc.	Exhibit 4.1 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
4.2	BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan.	Exhibit 4.1 to the Company's Form S-8 filed on July 5, 2005 (SEC File No. 333- 126388).
5.1	Opinion on Legality	Filed Herewith
2.1	Merger Agreement between Navidec, Inc. and BPZ Energy, Inc. dated July 8, 2004	Exhibit 10.1 to Form 8-K filed on July 13, 2004
10.2	Closing Agreement between Navidec, Inc. and BPZ Energy, Inc. dated September 8, 2004	Exhibit 10.1 to Form 8-K filed on September 14, 2004
10.3	License Contract from the Government of Peru for Block Z-1 dated November 30, 2001	Exhibit 10.5 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.4	Amendment to License Contract from the Government of Peru for Block Z-1 dated February 3, 2005	Exhibit 10.5 to Form 10-KSB for the Year Ended December 31, 2004
10.5	License Contract from the Government of Peru for Block XIX dated December 12, 2003	Exhibit 10.6 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.6	Technical Evaluation Agreement from the Government of Peru for Area VI dated December 12, 2003	Exhibit 10.7 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.7	Stock Purchase Agreement dated July 19, 2005	Exhibit 10.1 to Form 8-K filed on July 22, 2005
10.8	Stock Purchase Agreement dated March 8, 2006	Exhibit 10.1 to Form 8-K filed on March 14, 2006
10.9	Stock Purchase Agreement dated June 30, 2006	Exhibit 10.1 to Form 8-K filed on July 6, 2006
14.1	Code of Ethics for Executive Officers	Exhibit 14.1 to Form 10-KSB/A filed on September 26, 2006
16.1	Letter from Hein & Associates, LLP	Exhibit 16.1 to Form 8-K filed on November 18, 2004
21.1	Subsidiaries of the Issuer	Exhibit 21.1 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
23.1	Consent of Accountant	Previously filed as Exhibit 23.1 to Form S-1/A filed on October 30, 2006 (SEC File No. 333-126934)
23.2	Consent of Attorney	Included in Exhibit 5.1
24.1	Power of Attorney	Previously Filed on the Signature Page to Form SB-2 filed on July 27, 2005 (SEC File No. 333-126934)

UNDERTAKINGS

        The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.
To include any prospectus required by section 10(a)(3) of the Securities Act;

b.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

2.
For the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on November 3, 2006.

BPZ Energy, Inc.
By:	/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER Manuel Pablo Zúñiga-Pflücker President, Chief Executive Officer and Director (Principal Executive Officer) November 3, 2006

        Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER Manuel Pablo Zúñiga-Pflücker President, Chief Executive Officer and Director November 3, 2006	/s/ EDWARD G. CAMINOS Edward G.Caminos Chief Financial Officer (Principal Accounting and Financial Officer) November 3, 2006
* Dr. Fernando Zúñiga y Rivero Director and Chairman of the Board November 3, 2006	* Gordon Gray Director November 3, 2006
* E. Barger Miller III Director November 3, 2006	* John J. Lendrum III Director November 3, 2006
*/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER Manuel Pablo Zúñiga-Pflücker Attorney-in-fact November 3, 2006	* Dennis G. Strauch Director November 3, 2006

QuickLinks

INDEMNIFICATION OF OFFICERS AND DIRECTORS
RECENT SALES OF UNREGISTERED SECURITIES
EXHIBITS
UNDERTAKINGS
SIGNATURES